EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

DONIHE GRAPHICS, INC.
A TENNESSEE CORPORATION, SELLER
AND
THE MERTEN COMPANY,
AN OHIO CORPORATION, SELLER

TO

GRAPHICS INTERNATIONAL, LLC,
A NORTH CAROLINA LIMITED LIABILITY COMPANY, BUYER

NOVEMBER 30, 2012

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i

20. Descriptive Headings	22

21. Notices	22

22. Counterparts	23

23. Binding Nature; Assignments	23

24. Governing Law and Venue	23

25. Legal Fees and Expenses; Other Expenses	23

26. Invalid Provisions	24

Signatures	24

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EXHIBITS

A                      Assets – Machinery and Equipment

B                      Liens, Encumbrances, Mortgages and Security Interests

C                      Allocation of Purchase Price

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ASSET PURCHASE AGREEMENT

               THIS AGREEMENT is made and entered into as of the 30th day of November, 2012, by and between DONIHE GRAPHICS, INC., a Tennessee corporation, hereinafter called “Donihe” or a "Seller", THE MERTEN COMPANY, an Ohio corporation, hereinafter called “Merten” or a “Seller” (collectively, the “Sellers”) and GRAPHICS INTERNATIONAL, LLC, a North Carolina limited liability company, hereinafter called the "Buyer".

               WHEREAS, Donihe is engaged in the commercial printing business in Tennessee and Merten owns printing machinery and equipment in Ohio; and

               WHEREAS, the parties have reached an understanding with respect to the sale of machinery and equipment of the Sellers and the purchase by the Buyer of such assets.

               NOW, THEREFORE, in consideration of the premises, which are not mere recitals but are an integral part hereof, and in further consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree as follows:

           1.           Sale of Assets.   The Sellers agree that, at the Closing, the Sellers shall sell, transfer, and deliver to the Buyer for the consideration hereinafter provided, those assets of the Sellers set forth in Exhibit A attached hereto and incorporated herein by reference, constituting all the Sellers’ machinery and equipment (collectively, the “Purchased Assets”).  The Sellers are not selling to Buyer any other assets (collectively, the “Excluded Assets”) and such Excluded Assets shall remain the property of Sellers after the Closing.  Such sale shall be made free and clear of all liabilities, mortgages, liens, obligations, security interests, and encumbrances except such that are expressly assumed in writing by Buyer.

          2.           Purchase Price.    Subject to the terms of this agreement, the Buyer shall purchase the Purchased Assets and, in full consideration therefor, shall pay the Sellers, subject to the adjustments provided for herein, the sum of One Million One Hundred Thousand Dollars ($1,100,000.00) (the "Purchase Price"), as described and calculated below.

A.           Adjustments to Purchase Price.   The Purchase Price shall be adjusted at Closing as follows:
(1)           Ad valorem taxes on the Purchased Assets assessed as of the Closing shall be prorated on a calendar year basis, with the Buyer receiving a credit against the Purchase Price for the amount of such taxes apportioned to Sellers, which will be calculated on the basis of the latest tax bill available.
(2)           Amounts to be adjusted pursuant to Section A(1) above that are known prior to the Closing Date shall be handled by a credit against or increase in the Purchase Price to be paid at Closing.  Amounts to be so adjusted pursuant to Section A(1) above that are not handled at the Closing, shall be handled as follows:  the party hereto claiming that the other party owes payment to it for such adjusted item shall so notify the other party of the amount due with reasonable details about the nature of the charge and the manner in which the amount due was calculated and with documentation that the claiming party has paid the amount for which it seeks reimbursement.  The party receiving notice shall pay the amount due within fifteen (15) days after receipt of such notice.

B.	Payment of Purchase Price. Purchase Price shall be paid as follows:
1.	The Purchase Price shall be paid at Closing in cash by wire transfer of funds as follows:
(a)	Fifty Thousand and no/100 Dollars to Raymond James & Associates, Inc. to an account with Citibank, N.A. as designated by Sellers; and
(b)
the balance of the purchase price directly to an account at Fifth Third Bank as Administrative Agent (the “Agent”) for those secured lenders under that certain First Amended and Restated Credit Agreement dated as of October 19, 2012, in the name of the Agent, as designated by Sellers.

C.	Allocation.
(a)
The Purchase Price shall be allocated among the Purchased Assets hereby sold and purchased for all purposes, including all tax, tax reporting and accounting purposes, as set forth on Exhibit C.  The allocations shall be determined by mutual agreement of Buyer and Sellers. The allocation of the Purchase Price to the Purchased Assets shall be binding on Buyer and Sellers for all tax purposes.  Buyer and Sellers will execute Internal Revenue Service Form 8594 at the Closing and shall attach same to their tax return covering the year in which the Closing occurs.

(b)	In the event of a reduction in the Purchase Price, the allocation agreed to by the parties shall be reduced in proportion to the original values agreed upon.

3.           Closing Date and Place; Operations Post-Closing.  The Closing under this agreement (the "Closing") shall take place within five (5) days from the date of this Agreement at such time (the "Closing Date") and place as to which the parties may agree.

                Buyer acknowledges that at the Closing Date of this Agreement and at the closing date of the real estate purchase agreement for 766 Brookside, Kingsport, Tennessee (the “Donihe Facility”), Donihe will have uncompleted orders and work in process.  Buyer agrees that after the Closing Date of this Agreement Donihe will be permitted to utilize the Purchased Assets located at the Donihe Facility, without charge, to complete its uncompleted jobs and work in process at the Closing Date of this Agreement for as long as necessary but in no event beyond December 30, 2012.  Buyer agrees that on and after the closing of the real estate purchase agreement, Buyer hereby leases to Donihe, without charge, and Donihe shall have full but non-exclusive access to, the Donihe Facility for as long as necessary to complete Donihe’s uncompleted jobs and work in process, but in no event beyond December 30, 2012, at which time Donihe shall vacate such location and remove all its property therefrom.  Donihe shall indemnify and hold Buyer from any damages caused by Donihe’s use of the Purchased Assets after the Closing Date.  Donihe agrees to have Buyer named as an additional insured on its insurance policies for such time as Donihe is using the Purchased Assets or occupying the Donihe Facility under the above and foregoing lease.

               Until such time as the sale to Buyer of the Donihe Facility is closed, Buyer shall have continuing access to the Donihe Facility and Donihe agrees to move any of its remaining inventory located in the Donihe Facility, except for any inventory that is in process and located on any of the Purchased Assets, to a location within the Donihe Facility that will not unreasonably interfere with Buyer’s efforts (a) to market the Purchased Assets before the end of the Donihe’s rights to use the Purchased Assets and (b) thereafter, but subject to the time limits set forth herein, to liquidate the Purchased Assets.  Buyer shall have the right to have access to the Donihe facility and Merten’s leased real property facility located at 1515 Central Parkway, Cincinnati, Ohio (the “Merten Facility”) without charge for the purpose of removing the Purchased Assets therefrom, but subject to the rights of Donihe noted above, for a period of 120 days from the Closing Date and shall have the Purchased Assets removed from the Donihe Facility and the Merten Facility within such 120 day period, provided however that such time limits will have no further force or effect as to the Donihe Facility after the closing of the sale thereof to Buyer.  Buyer shall not cause any physical injury to the Merten Facility during Buyer’s use thereof and Buyer shall not cause any physical injury to the Donihe Facility prior to the closing of the sale thereof by Donihe to Buyer.  Buyer shall be entitled to temporarily move any non-weight bearing wall at the Merten Facility in order to remove the pre-press equipment therefrom but shall promptly restore said wall or walls to their former condition following the removal.  Buyer shall indemnify and hold Sellers harmless from any damages caused by Buyer’s access to the facilities of Sellers.  Buyer shall also carry insurance with respect to any such damage and shall provide Sellers with evidence of such insurance coverage prior to Closing.

              4.           Representations and Warranties of Sellers.   The Sellers jointly represent and warrant to Buyer as a material inducement to Buyer to enter into and perform its obligations under this Agreement, as follows:

(a)	Organization and Standing of Sellers. Donihe is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Merten is a corporation duly organized, validly existing and in good standing under the laws of Ohio. The Sellers have all requisite corporate power and authority to own and operate their properties and to conduct their business in the manner and in the places where it is now conducted.

(b)	Sellers’ Authority. The execution and delivery of this Agreement and other documents herein contemplated to the Buyer and the sale contemplated hereby will have been duly authorized by the Sellers’ Boards of Directors and sole shareholder, and the Sellers will at the Closing deliver to the Buyer copies of the resolutions of their Boards of Directors and sole shareholder granting such authority, such copies to be certified by the Sellers’ and sole shareholder’s secretary. No other corporate action on the part of the Sellers will be necessary to authorize execution and delivery of same and of the sale. The execution and delivery of this Agreement to the Buyer and the sale contemplated hereby do not violate any federal, state or local laws or regulations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of, or result in the breach of or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body having jurisdiction, the Articles of Incorporation or Bylaws of the Sellers, or any agreement to which the Sellers are a party or by which they may be bound (except for loan agreements and other obligations for which consent is required, as listed on Exhibit B), or of any order, judgment or decree applicable to it, or result in the creation of any claim, lien, charge or encumbrance upon any of the property or assets of the Sellers or terminate or result in the termination of any such agreement.

(c)
Title of Property. The Sellers have good, marketable and indefeasible title to all the Purchased Assets, including without limitation, those reflected on Exhibit A hereto, free and clear of any mortgages, security interests, liens, charges or encumbrances whatsoever, except as otherwise specifically disclosed in Exhibit B to this Agreement. Prior to Closing, Buyer shall have received a commitment from any and all secured lenders of Seller that the liens of said secured lender will be released upon Closing.

(d)
Tax Returns. All required federal, state and local tax returns of the Sellers have been accurately prepared and duly and timely filed, and all federal, state and local taxes required to be paid with respect to the periods covered by such returns have been paid or accrued on the balance sheets. The Sellers are not delinquent in the payment of any tax, assessment or governmental charge, and there is no tax deficiency outstanding, proposed in writing or assessed against it. The Sellers have not executed any outstanding waiver of any statute of limitations on the assessment or collection of any tax.

(e)	Insurance. All Purchased Assets are and will be insured against fire and other casualty to the Closing Date in accordance with past practices and valid policies therefor are and will be outstanding and duly in force at Closing.

(f)	Compliance with Laws. To the best knowledge of Sellers, the Sellers have complied in all material respects with all applicable laws, rules, regulations, ordinances, and franchises with respect to their operations, and neither the ownership nor use of the Sellers’ properties nor the conduct of its business conflicts with the rights of any other person, firm or corporation.

(g)	No Litigation. There is no claim, legal action, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding for which Sellers have received written notice, nor any order, decree or judgment, in progress, pending, or, to the best knowledge of Seller, threatened against or relating to the Sellers which involves or affects their properties, assets or business or the transactions contemplated by this Agreement.

(h)	Employees. Donihe will retain all liability, if any, for any benefits of its employees attributable to their employment by Donihe and the termination of such employment by Donihe, including specifically severance, hospitalization, or retirement benefits, if any, and liability for any other claim by an employee or former employee of Donihe attributable to his employment or termination of employment by Seller.

(i) Donihe has paid in full (to the extent required by the Donihe's current practices but consistent with the Donihe's legal obligations) to all its employees, all wages, salaries, commissions, bonuses, vacation pay, and other direct compensation for all services performed by them to the date hereof and will pay after the Closing Date as and when due such obligations through the day preceding Closing Date;

(ii) Upon termination of the employment of any such employees, Donihe will not, by reason of anything done prior to the Closing Date, be liable to any of such employees for any specific "severance pay" or any other payments, except for liabilities accrued on the Financial Statements or other of Donihe's books and records (all of which have been made available for Buyer's inspection) or as may be required under state unemployment insurance or other laws;

(iii) Donihe has complied in all material respects and is in compliance with all Federal, state and local laws and regulations respecting employment and employment practices (including, without limitation, to the best of Donihe’s knowledge, OSHA), terms and conditions of employment, wages and hours, collective bargaining and the payment of social security and similar taxes.

(i)	Employee Benefit Plans. Sellers are not party to any pension plan or profit sharing plan or other employee benefit plan which would constitute a "Multiemployer Plan" as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Sellers have not incurred nor will Sellers incur, directly or indirectly, any material withdrawal liability with respect to a Multiemployer Plan nor do Sellers expect to incur such liability.

(j)	No Bankruptcy. There has not been filed any petition application, or any proceedings commenced, by or against, or with respect to any assets of, Sellers under Title 11 of the United States Code or any other law, domestic or foreign, relating to bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt or creditors' rights which is currently being adjudicated, and Sellers have not made any assignment for the benefit of creditors that is currently effective.

(k)	List of Secured Creditors, Taxes, and Obligations. The Sellers have delivered to Buyer a true and complete list of the Sellers’ obligations, including but not limited to obligations owed to secured creditors, taxing authorities, and other creditors, whether secured or unsecured, together with copies of all documents evidencing or relating to such obligations. The Sellers warrant that said list, attached hereto as Exhibit B, is accurate and complete.

               5.           Covenants of the Sellers.    The Sellers covenant and agree with the Buyer that they will perform the following between the date of this Agreement and the Closing Date:

(a)	Access. The Sellers shall give Buyer and its lenders, counsel, accountants, and other representatives full access during normal business hours to all of the properties, books, contracts and records of the Sellers related to the Purchased Assets, and the Sellers will furnish Buyer with all such documents, copies of documents (certified if required) and information concerning the affairs of the Sellers as Buyer may from time to time reasonably request. Buyer and its representatives will conduct their investigation so as not to disrupt the operations of Sellers.

(b)	Conduct of Business Pending Closing. The Sellers covenant that pending the Closing:

(i) The Sellers shall maintain, keep and preserve the Purchased Assets in good condition and repair, normal wear and tear excepted, and maintain insurance thereon in accordance with present practices.

(ii) The Sellers will not sell or dispose of any of the Purchased Assets except in the ordinary course of business, or permit the creation of any mortgage, pledge, lien or other encumbrances, security interest, or imperfection of title thereon or with respect thereto, without prior written consent of Buyer. Without limiting the foregoing, the Sellers shall not transfer the Purchased Assets to or incur any liability to any corporation, partnership, Sellers, joint venture or any individual related to (whether by virtue of common ownership or agreement) or controlled by the Sellers or any of their stockholders, and any such transfer or incurrence of liability shall be deemed not to be in the ordinary course of Sellers’ business.

(iii) Except as otherwise specifically provided in this Agreement, possession and control of the assets covered by this Agreement shall remain with Sellers.

(c)	Obligations of Donihe After the Closing Date. Donihe covenants and agrees that:

(i) Donihe’s Corporate Records. Donihe will make available for inspection and copying all books and records related to the Purchased Assets to Buyer upon reasonable request for access thereto, and if at any time Donihe proposes to discard or destroy the books and records, they will first offer to transfer them without charge to Buyer.

            6.           Representations and Warranties of Buyer.  Buyer represents and warrants to Sellers as follows:

(a)	Buyer is a limited liability company duly organized and validly existing under the laws of North Carolina, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated thereby.

(b)	Neither the execution, delivery nor performance of this Agreement by Buyer will, with or without the giving of notice of the passage of time, or both, conflict with, result in a default or loss or rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of its Articles of Organization or Operating Agreement, or any mortgage, deed of trust, lease, license, agreement, understanding, law, order, or judgment, franchise, ordinance or decree to which Buyer is a party or by which it is bound. Buyer has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and this Agreement and Buyer's performance hereunder have been duly and validly authorized by all necessary corporate actions on the part of the Buyer and constitutes the valid and binding obligation of the Buyer enforceable in accordance with its terms.

7.           Conditions Precedent to Buyer's Obligations.  All obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction and fulfillment of each of the following conditions at or prior to Closing.  Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of their other rights or remedies at law or in equity, if the Sellers shall be in default of any of their representations, warranties or covenants under this Agreement.  The Sellers agree to use its best efforts to fulfill each such condition:

(a)	The representations and warranties of the Sellers contained herein and in any document or certificate delivered pursuant to this Agreement shall be true and correct as of the date of this Agreement, and shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)
The Sellers shall have performed all of their obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with on or before the Closing Date.

(c)	The Sellers shall have obtained all necessary consents or approvals, of other persons or parties, to the assignment of all contracts to be assigned to Buyer pursuant hereto.

(d)
The Sellers shall have obtained all necessary consents and releases of taxing authorities and secured creditors necessary to ensure that the Purchased Assets are free and clear of all liabilities, mortgages, liens, obligations, security interests and encumbrances.

(e)	Sellers shall deliver to Buyer bills of sale, endorsements, certificates of title, assignments and other good and sufficient instruments of conveyance, transfer and assignment as shall be effective to vest in Buyer good and marketable title in and to the Purchased Assets, free and clear of all security interests, liens, charges and encumbrances of any nature whatsoever.

(f)	Between the date of this agreement and the Closing Date, there shall have been no material adverse change in the Purchased Assets.

(g)	Sellers and Buyer shall deliver to each other copies of resolutions of their respective Board of Directors (and the Sellers’ shareholder) authorizing and approving the execution and consummation of the transactions contemplated hereby, certified by their secretaries.

(h)	There shall not be any pending or threatened arbitration, litigation or administrative proceeding against or affecting the Sellers, Buyer or any shareholder, director, officer, agent, employee or affiliate of any of the foregoing or to which any properties or rights of the Sellers or Buyer is subject, which (a) is likely to have a material adverse effect on the Purchased Assets or the Buyer or (b) would prohibit or set aside the transactions contemplated by this Agreement.

(i)	The approval of and consent to the transactions contemplated hereby shall have been given prior to the Closing Date by the regulatory agencies, federal and state, whose approval or consent is required, and all notice periods, waiting periods, delay periods and all periods for review, objection or appeal of or to any of the consents, approvals, or permissions required by law with respect to the consummation of this Agreement shall have expired. Such approvals shall not be conditioned or restricted in a manner which, in the judgment of Buyer, materially adversely affects the economic assumptions of the transactions contemplated hereby so as to render inadvisable consummation of the Agreement.

(j)	Buyer shall have received from the Agent an agreement, in writing, that it will release its lien against the Purchased Assets upon Buyer’s payment of the full purchase price set forth in this Agreement and as adjusted pursuant to the terms hereof.

            8.           Conditions to Closing by Sellers.  The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the satisfaction, at or prior to the Closing Date, of each of the conditions set forth below in this Section 8.  Sellers may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Sellers of any of their other rights or remedies at law or in equity if Buyer shall be in default of any of its representations, warranties or covenants under this Agreement.

(a)	All proceedings taken in connection with the transactions contemplated hereby, and all instruments and documents incident thereto shall be reasonably satisfactory in form and substance to counsel for Sellers.

(b)	The representations and warranties of Buyer made in this Agreement and in any document or certificate delivered pursuant to this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(c)	Buyer shall have fully performed and complied with all covenants and agreements to be performed and complied with by Buyer on or before the Closing Date.

(d)
Sellers and Buyer shall deliver to each other copies of resolutions of their respective Board of Directors (and the Sellers’ shareholder) authorizing and approving the execution and consummation of the transactions contemplated hereby, certified by their secretaries.

(e)	There shall not be any pending or threatened arbitration, litigation or administrative proceeding against or affecting the Sellers, Buyer or any shareholder, director, officer, agent, employee or affiliate of any of the foregoing or to which any properties or rights of the Sellers or Buyer is subject, which (i) is likely to have a material adverse effect on the Purchased Assets or the Buyer or (ii) would prohibit or set aside the transactions contemplated by this Agreement.

(f)	Buyer and Donihe shall have entered into a real estate purchase agreement for the sale by Donihe to Buyer of the Donihe Facility for a purchase price of $175,000.

(g)	Buyer shall have provided Sellers with sales tax exemption certificates with respect to the sale of the Purchased Assets hereunder.

(h)	Buyer shall have provided Sellers with certificates of insurance as to the coverage required under Section 3 of this Agreement.

9.           Termination of Agreement.

(a)	Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

(i) By mutual consent in writing of all parties hereto; or

(ii) By Buyer if there has been a material misrepresentation or breach of warranty in the representations and warranties of Sellers set forth herein not materially cured by Sellers within ten (10) days after written notice of same from Buyer, or by Sellers if there has been a material misrepresentation or breach of warranty in the representations and warranties of Buyer set forth herein not materially cured by Buyer within ten (10) days after written notice of same from Sellers; or

(iii) By either Sellers or Buyer upon written notice to the other if any regulatory agency whose approval of the transactions contemplated by this Agreement is required denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal); or

(iv) By either Sellers or Buyer upon written notice to the other if any condition precedent to such party’s performance hereunder is not satisfied or waived; or

(v) By either Sellers or Buyer if the transactions contemplated by the Agreement shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

(vi) By either Sellers or Buyer upon the bankruptcy or assignment for the benefit of creditors of either the Sellers or the Buyer.

(b)	Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9 of this Agreement, this Agreement shall become void and have no effect, and none of the Sellers, the Buyer, the stockholders or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, except that the provisions of this Section 9(b), Section 9(c) and Section 12 of this Agreement shall survive any such termination and abandonment.

(c)	Return of Information. In the event of the termination of this Agreement for any reason, each party shall deliver to the other party, and shall require each of its officers, agents, employees and independent advisers (including legal, financial and accounting advisers) to deliver to the other party all documents, work papers, and other material obtained from such other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof. Each party agrees that notwithstanding any other provision contained in this Agreement, the undertakings and covenants regarding confidentiality shall survive termination of this Agreement.

10.           Additional Documents and Acts after Closing.

                (a)           From time to time, at the Buyer's or Sellers’ request, whether at or after closing, and without further consideration, the Sellers or Buyer, as the case may be, will at their own expense execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested to more effectively convey and transfer to the Buyer the Purchased Assets, and will assist the Buyer in the collection or reduction to possession of such property.

                (b)           After the Closing Date, Buyer agrees that it shall forward to Donihe, c/o Champion Industries, Inc., P.O. Box 2968, 2450 1st Avenue, Huntington, West Virginia 25704 any customer checks received by it attributable to Donihe accounts receivable.

                (c)           Post-Closing Access.  After the Closing, Buyer shall provide Donihe with reasonable access during normal business hours to any books and records of Donihe related to the Purchased Assets reasonably required by Donihe in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Donihe or preparation of Donihe financial statements and tax returns.  Buyer shall maintain such books and records following the Closing for a period of at least seven years.  In the event the Buyer wishes to destroy (or permit to be destroyed) such records after that time, Buyer shall first give ninety (90) days prior written notice to Donihe and Donihe shall have the right at its option and expense, upon prior written notice given to Buyer within that ninety (90) day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.

              11.           Non-Assumption of Liability.  It is understood and agreed that the Buyer is not assuming in any way whatsoever any liability of Seller of any kind whatsoever.

              12.           Indemnification.

(a)	Sellers. Without limiting any other right of indemnification or any other cause of action, Sellers shall defend, indemnify and hold Buyer harmless from and against any and all losses, liabilities, damages, costs, claims, judgments and expenses (including attorney's fees) whatsoever arising out of or resulting from:

(i) Any breach of warranty or misrepresentation by Sellers contained herein, or the nonperformance of any covenant or obligation to be performed by Sellers or from any misrepresentation, omission or inaccuracy in any schedule, exhibit, certificate, instrument or paper delivered or to be delivered by Sellers hereunder in connection with the transactions herein contemplated;

(ii) Any liability or matter not disclosed in writing to Buyer prior to Closing arising out of the conduct of Sellers’ business prior to the Closing Date;

(iii) Any claim which may be asserted against Buyer or any of the assets being sold hereunder, by any of Sellers’ employees, independent contractors or agents with respect to liabilities incurred by or on Sellers’ behalf prior to their termination by Sellers whether covered by a collective bargaining agreement or not, including labor costs, severance pay, pension benefits, employee benefits, vacation and holiday benefits, sick pay, multiemployer withdrawal liability, any and all employee benefits, and any other costs associated therewith;

(iv) Any attempt (whether or not successful) by any person to cause or require Buyer to pay or discharge any debt, obligation or liability relating to the Sellers other than any liability specifically assumed by Buyer hereunder;

(v) Any liability arising out of or in connection with Donihe’s termination of its employees, including but not limited to alleged violations of any collective bargaining agreement, any charges or complaints against Buyer or Donihe, by or with the National Labor Relations Board or any body judicial, administrative or otherwise, with jurisdiction over the parties to any collective bargaining agreement or otherwise or any such charges, complaints, lawsuits or administrative proceedings with regard to the termination of employees, the payment of wages or benefits or related costs associated with the termination of Donihe's employees; and

(vi) Any and all claims and expenses related to or arising under any of the Donihe’s employee benefit plans, including, but not limited to, claims related to health care continuation coverage under Internal Revenue Code Section 4980B and ERISA Sections 601-608.

(b)	Buyer's Indemnity. Without limiting any other right of indemnification or any other cause of action, Buyer shall indemnify and hold Sellers forever harmless from and against any and all losses, liability, damages, costs, claims, judgments and expenses (including attorney's fees) whatsoever arising out of or resulting from:

(i) Any breach of warranty or misrepresentation by Buyer contained herein, or the non-performance of any covenant or obligation to be performed by Buyer or from any misrepresentation, omission or inaccuracy in any Schedule, exhibit, certificate, instrument or paper delivered or to be delivered by Buyer hereunder in connection with the transactions herein contemplated.

(c)	Indemnification Limitations. Notwithstanding any other provision in this Agreement:

(i) The Indemnifying Party hereunder shall have the right to control the defense of any claim or proceeding by any third party as to which it shall have acknowledged its obligation to indemnify the other party, and the Indemnified Party hereunder shall not settle or compromise any such claim or proceeding without the written consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed. The Indemnified Party may in any event participate in any such defense, with its own counsel and at its own expense; and

(ii) Nothing herein shall be construed as granting a right of indemnification in any party hereto in respect of any (A) losses any party may have arising out of the allocation of the purchase price or (B) in respect of any consequential damages.

           13.            Risk of Loss.    Sellers shall assume all risk of loss to the assets covered by this Agreement until the Closing Date and the transfer of assets contemplated hereunder except either the Buyer or the Sellers shall have the option to determine whether to cancel this contract or adjust the sales price in the event of losses in excess of $10,000.00.  Buyer has the risk of loss after the Closing Date.

                14.           Brokerage.  The Sellers represent and warrant to the Buyer and Buyer represents and warrants to Sellers that except for the assistance of Raymond James and Associates, Inc., for whose fee Sellers’ sole shareholder has sole responsibility, all negotiations on its part relative to this Agreement have been carried on by the parties hereto directly without the intervention of any other person on its behalf; that except as aforesaid, neither party has incurred any liability for finder's, agents or brokerage fees, commissions or compensation in connection with this Agreement or the transactions contemplated hereby, and each party shall indemnify the other and hold the other harmless against and in respect of any claim for such relative to this Agreement, or to the transactions contemplated hereby, and also in respect of all expenses of any character incurred by them in connection with this Agreement or such transactions.

                15.           Survival of Representations, Warranties and Agreements.  All representations, warranties, agreements and indemnities made by the Sellers and Buyer in this Agreement, or pursuant hereto, shall survive the Closing Date and any investigation at any time made by or on behalf of the Buyer or Sellers for a period of two (2) years after the Closing Date.

16.           Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

17.           Modification.                                This agreement cannot be modified, changed, discharged, or terminated, except by a writing signed by the parties hereto.

18.           Nonwaiver.  No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of default of the same or similar nature.

19.           Entire Agreement.  This Agreement and the agreements specifically referred to herein constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto or their assignors with respect to the subject matter hereof.

20.           Descriptive Headings.  Descriptive headings used in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

               21.           Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered or mailed by registered or certified mail, postage prepaid, sent by telex or telegram, or delivered by hand, and shall be effective upon delivery to the following addresses or such other address as the appropriate party may advise each other party hereto.

If to the Sellers:	c/o Champion Industries, Inc. P.O. Box 2968 2450 1st Avenue Huntington, WV 25704
Attention:	Todd R. Fry, Senior Vice President and Chief Financial Officer

Copy to:	Huddleston Bolen LLP Post Office Box 2185 Huntington, West Virginia 25722
Attention:	Thomas J. Murray, Esquire

If to the Buyer:	Graphics International, LLC 2318 Crown Centre Drive Charlotte, NC 28227
Attention:	William B. Troutman, CEO
Telephone:	1-704-847-8282

Copy to:	Weaver, Bennett & Bland, P.A. P.O. Box 2570 Matthews, NC 28106
Attention:	F. Lee Weaver, Esquire

                22.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

23.           Binding Nature; Assignments.  This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, successors and assigns.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties to be bound thereby, except that Buyer may assign this Agreement to any affiliate of Buyer.  Except as otherwise expressly stated in this Agreement, nothing contained herein shall be construed to confer any right or cause of action on any person other than the parties hereto, and their respective successors and permitted assigns.

24.           Governing Law and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee.

25.           Legal Fees and Expenses; Other Expenses.  Each of the parties hereto will pay its own fees and expenses incurred in connection with review of this Agreement and related documents and the consummation of the transactions therein contemplated, including, without limitation, all legal fees.

26.           Invalid Provisions.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the 30th day of November, 2012.

DONIHE GRAPHICS, INC.,
a Tennessee corporation

By /s/ Todd R. Fry
Its:  Vice President

THE MERTEN COMPANY,
an Ohio corporation

By: /s/  Todd R. Fry
Its: Vice President

GRAPHICS INTERNATIONAL, LLC,
a North Carolina limited liability company

By: /s/ WB Troutman
Its:  Member/Mgr.

{H0807897.2 }

EXHIBIT “A”

Assets – Machinery and Equipment

1.
All the assets set forth and described on Exhibit A-1 attached hereto and incorporated herein by reference, which assets are presently located in Seller’s Cincinnati, Ohio printing business which operates under the name of The Merten Company at the following business address:  1515 Central Parkway, Cincinnati, Ohio.  These assets include computers and computer software and further include all the operating software necessary to run the printing equipment being purchased and any and all related support software (exclusive of Apogee Workflow Software), whether proprietary to The Merten Company, or subject to the proprietary claims of third parties and/or license agreements, which license agreements, if any, are hereby transferred to Buyer.

2.
All the assets presently located in Seller’s Kingsport, Tennessee printing business, which operates under the name of Donihe Graphics, Inc., at the following business address:  766 Brookside Drive, Kingsport, Tennessee.  These assets consist of (but are not limited to) printing equipment, machinery, tools, spare parts, computers, and computer software including of all the operating software necessary to run the printing equipment being purchased and any and all related support software (exclusive of Apogee Workflow Software), whether proprietary to Donihe Graphics, Inc., or subject to the proprietary claims of third parties and/or license agreements, which license agreement, if any, are hereby assigned and transferred to Buyer.

{H0807897.2 }

EXHIBIT A-1

MERTEN

Machine	Model	Machine Number	Year	Description
Heidelberg	CD 102-6-L	548 127	2007	SE Version AXIS Control
Komori	L640+C	249	1988	200 Million Impressions
Heidelberg	SORSZ	507 993	1975	2 Color 40"
Heidelberg	102 ZP	515 552	1980
Komori	L426	300	1985	4 Color
Muller Martini	Presto		2006	8 Pocket with Conver Feeder
Heidelberg	Plate Bender			Plate Bender
Heidelberg	Plate Punch			Plate Punch
Carlson	KPS-40	16968

Seybold	Citation 42			42" Paper Cutter with Micro Cut
Schnieder	Senator 115MC2	45382		45" Paper Cutter
MBO	B26-C	k.10/69	1983	26 X 40 Folder
Baumfolder	Liberty	AD5171		26 X 40 Folder
MBO	B30F-1-30/4	Y06/09	2007	30 X 44" Folder with 3 rt angles and stacker
Hangata	HP-10Z Lbar	110109	1997	Shrink wrap with heat tunnel
Beseler	3020-EM-A	3870205		Shrink wrap with Bestronic Heat Tunnel
AM Graphics	SP455	SL1316	1993	6 Pocket Saddle Stitcher
Champion				Wire Stitcher
Acme Champion				Wire Stitcher
Lassco	50P	518		Round Corner Machine

Challenge	MS-10A	50185		5 Hole Drill
Nestaflex				12" Wide X 15' Long Flexible Conveyor
Ingersoll-Rand	SSR-EP20SE	970DXR3853	1997	20 HP Screw Compressor 57K Hours with Tank
Quincy	QSBHANA12K	38162		Estimated 15 HP Screw Compressor with Belair Dryer

Factory Support				Factory Support Equipment Pallet Jacks Workbenchs etc.
Pallet Racking				78 Sections Medium Duty 108" X 40" X 8' to 2 Tier
Prepress Misc.				AGFA 50" Viewing Booth, Light Tabels, etc
Agfa	Gallleo VE	3067		Computer to Plate
Caterpillar	T40D	1990	1990	4,000 lb. lift truck LP Gas
Big Joe	1524-A/	1317710		Walk behind electric walkie
Crown	BT-130	20202		1500 lb. Electric Walkie
Clark	SP30	SP30-0069	1985	3000 lb. Electric Walkie
Toyota	6HBW20	6HBW20-18704		4000 lb. Electric Walkie

EXCLUDED ITEMS:
Items on list that were not present in final walk through and in certain cases have been removed for months:
GSF	550			5000 Pound Scale 48" X 48"
PMC		B193		Bottom Up Diecutter
Office				Furniture Business Machine Conference Table, etc.
Prepress Misc				Epson 9800
Ford	350		2008	Cargo Van 80K miles
Freightliner	BUS M2 BUS		2004	297K miles
Ford	Escape		2010	SUV

DONIHE

Machine	Model	Machine Number	Year	Description
Gardner Denver	EBH99D13	S036790	1999	15 HP Rotary Screw Compressor
Ingersoll Rand	U40H-SP		1989	40 HP Rotary Screw Compressor
Ingersoll Rand	SSR 150H	S036790	1982	40 HP Rotary Screw Compressor
Mitsubishi	DAIYA-3F	K7725U89F	1989	6 Color 16B Million Impressions with Rapidec Coater
Wohlenberg	92		1982	36 inch Paper Cutter
Harris	M110	3F155D	1981	5 Color Press
Halm Jet	JP-TWOD-6D	3003-003	1996	2 Color 12 X 18"
AB Dick	9870	0195005	1981	Single Color with T-51 Print Head
Beseler	1720-GMTE	SJ5598		Heat Shrink Tunnel
Hanagata	HP-110Z	110067		L Bar Sealer
Wohlenberg	92	9209-001		36 inch Paper Cutter
Challenge	EH-3A	75753		3 Hole Drill
Polar	115 EMC	5232119	1982	45" Paper Cutter
Wohlenberg		S7223		Trimmer 36" Not in operation
Kansa			1982	28 inch Padder
MBO	B26 S-C	R11/72	2000	26 X 40" with right angle ith BA-700 Banding Machine
MBO	B123-C	f.05/104	1992	Folder with 2 right angles
Challenge	MS-10A	68372		5 Hole Drill
Bostitch	Bronco			Single head stitcher
Muller Martini	Minuteman	99.0084		4 Pocket
Muller Martini	Bravo T	NN6259	2000	10 Pocket Cover Feeder Apollo Stacker
Toledo	8136			Platform Scale
3M	4800	6111	2000	Case Sealer
Wexler	ATS-CE 240/30	8587-G		Banding Machine
Agfa	Avalon LF	CNXZA000	2007	CTP System
Misc PrePress				Apple G5 Computers Printers etc.
Hyster	E4OB	B108V073398	1980	4000 lb Electric Lift Truck
Hyster	E65Xm2	F108V21950Y	2001	6500 lb Electric Fork Lift side shift
Clark	CSM-15	CSM-0248-6833	1998	3000 lb Electric Walkie
MAN Roland	202

{H0807897.2 }

EXHIBIT B

LIENS, ENCUMBRANCES, MORTGAGES AND SECURITY INTERESTS

Sellers’ Guaranty of the obligations of Champion Industries, Inc. under the First Amended and Restated Credit Agreement among Champion Industries, Inc. as Borrower, Various Lenders from time to time party thereto and Fifth Third Bank, as Administrative Agent and L/C Issuer dated as of October 19, 2012, secured in part by UCC-1 financing statements covering the Purchased Assets.

{H0807897.2 }

EXHIBIT C

ALLOCATION OF PURCHASE PRICE

One hundred percent (100%) of the Purchase Price is allocated to the machinery and equipment listed or described in Exhibit A.

{H0807897.2 }